IXION
                             Consulting Agreement

     This Consulting Agreement (the "Agreement"), dated as of July 1, 1996, is between Ixion Biotechnology, Inc., a Delaware corporation with offices at 12085 Research Drive, Alachua, Florida, 32615 ("Ixion," the "Company," or "we") and David C. Peck of 115 Golfview Drive, Homosassa, Florida 34446 ("Consultant" or "you").

     WHEREAS, Consultant has been employed by the Company pursuant to an Employment Agreement dated as of August 31, 1994 as President and Chief Executive Officer (the "Employment Agreement"); and

     WHEREAS, Consultant does not wish to devote his full time to the business of the Company and wishes to be able to work for other entities, provided they are not competitors, until further notice; and

     WHEREAS, Consultant and the Company wish to suspend the terms of the Employment Agreement until further notice and replace it with this Consulting Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. Consultant will perform such consulting services as Ixion may request during the term of this Agreement in connection with financial affairs and
capital raising.   Consultant may continue to use the titles of President and
Chief Financial Officer

     2. In full compensation for your services and agreements hereunder, Ixion will pay you a retainer of $5,000 per month. Payment will be made monthly. In addition, Ixion will reimburse you for all reasonable traveling and living expenses incurred while you are away from your normal regular place of business or our premises at our request and are engaged in the performance of services for us under this Agreement. You will submit invoices promptly showing any disbursements for reasonable and necessary expenses incurred on this engagement. Expenses which would be reasonably expected to exceed $1,000.00 shall be reported to Ixion by Consultant in advance of any expense commitment.

     3. The manner, place, and time in which you render services to us will be within your sole control and discretion.

     4. You will observe our rules, policies, and regulations with respect to scientific and other conduct and the health, safety, and protection of persons and property, while on our premises or performing services under this Agreement. You will comply with all governmental laws, ordinances, rules and regulations applicable to your services hereunder, or to the performance thereof.

     5. All patentable and unpatentable inventions, discoveries, intellectual property and ideas, which are made, conceived, or written by you during the term of this Agreement and arising out of work and services performed under this Agreement, shall be our sole and exclusive property throughout the world. Promptly upon conception of such invention, discovery, or idea, you will disclose it to us, and we shall have full power and authority to file and prosecute patent applications throughout the world thereon and to procure and maintain patents thereon. You shall, at our request and expense, execute documents and perform such acts as our counsel may deem advisable, to confirm in us all right, title, and interest throughout the world, in and to, such invention, discovery, or idea, and all patent applications, patents, and copyrights thereon, and to enable and assist us in procuring, maintaining, enforcing and defending patents, petty patents, copyrights, and other applicable statutory protection throughout the world on any such invention, discovery, or idea which may be patentable or copyrightable.

     6. All information and know-how which you in any way obtain from us and all inventions, discoveries, and ideas which shall become our property pursuant to paragraph 5 hereof, shall be held secret and confidential by you and shall not be used or revealed by you unless, until, and to the extent we shall consent thereto in writing, or such information, know-how, inventions, discoveries, and ideas are generally available to the public through no action or inaction of yours.

     7. You will not disclose to us any knowledge, information, inventions, discoveries, or ideas which you possess under an obligation of secrecy to a third party.

     8. You do not have any express or implied obligation to a third party which in any way conflicts with any of your obligations under this Agreement.

     9. It is understood that we will have the royalty-free and unrestricted right to use and disclose to third parties, any unpatented information, know-how, inventions, discoveries, and ideas disclosed to us by you in the course of your services under this Agreement.

     10. All written information, drawings, documents, and materials prepared by you in the course of your service hereunder shall be our sole and exclusive property, and will be delivered to us by you promptly after expiration or termination of this Agreement, together with all written information, drawings, documents, and materials, if any, furnished by us to you in connection with your services hereunder and not consumed by you in the performance of such services.

     11. You assume all risk and liability for loss of, or damage to, your property, and for personal injury, sickness and/or disease, including death resulting therefrom, sustained by you, if or where such loss or damage is incurred or such injury, sickness, or disease is sustained, in connection with your presence on our property and/or any services hereunder, unless caused by our negligence or the negligence of our employees or agents.

     12. During the period of this Agreement, and for the two years thereafter, you will not, directly or indirectly, engage in any business which is substantially competitive with any business then actively being conducted by us, or known to you to be contemplated by us in the near future, nor will you consult with or advise any such directly competitive business or otherwise, directly or indirectly, engage in any activity which is substantially competitive with or in any way adversely affects any material activity of ours.

     13. The term of this Agreement shall commence on July 1, 1996, and shall terminate immediately upon written notice by either party, unless sooner terminated by your death, or in accordance with the terms of this Agreement. Death or disability shall be deemed notice of termination effective immediately prior to such event. Upon termination, the provisions of the Employment Agreement shall immediately be reinstated, except as otherwise provided herein.

     14. The provisions of paragraphs 5, 6, 9, 10, and 11 shall survive and continue after expiration or termination of this Agreement.

     15. During the pendency of this Consulting Agreement, the provisions of the Employment Agreement shall be suspended except as follows:

          a) The term of the Employment Agreement set forth in Section 1 (A) thereof;

b) The requirement of giving notice not later than September 30 of the preceding year of intent to not extend the Expiration Date of the Employment Agreement as required by Section 1 (A) thereof;

c) The restrictive covenants set forth in Section 4 thereof;

          d) The indemnification provisions of Section 11 thereof; and

          e) The registration rights provisions of Section 13 thereof.

     16. Any assignment by you of this Agreement or of any of the rights or obligations hereunder, without our written consent, shall be void. No modifications of this Agreement or waiver of any of the terms or conditions contained hereunder shall be binding unless in writing and signed by both parties. This Agreement shall be governed by the laws of the State of Florida.

     IN WITNESS THEREOF, the parties have signed this Agreement as of the date first above mentioned.

Ixion Biotechnology, Inc.                    Consultant



By
     Weaver H. Gaines                         David C. Peck
     Chairman and Chief Executive Officer          Consultant